Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts: Anton Communications

Vanessa Showalter 949-748-0542 vshowalter@antonpr.com

Genevieve Anton 714-544-6503 ganton@antonpr.com

STRATEGIC STORAGE GROWTH TRUST, INC. (SSGT) ACQUIRES

SAN ANTONIO SELF STORAGE FACILITY FOR APPROXIMATELY $12.3 MILLION

SAN ANTONIO, Texas – January 8, 2016 – Strategic Storage Growth Trust, Inc. (SSGT), which is sponsored by SmartStop Asset Management, LLC, recently acquired a self storage facility for approximately $12.3 million. The facility consists of approximately 385 self-storage units and approximately 49,250 net rentable square feet of storage space. In addition, the property contains approximately 5,800 net rentable square feet of cold storage space, approximately 8,300 net rentable square feet of office space and approximately 9,000 net rentable square feet of “flex” warehouse space.

“We are pleased with our continued acquisition growth and our ability to find high quality self storage properties with strong growth potential,” said H. Michael Schwartz, chairman and CEO of SSGT.

The San Antonio property, located at 875 E. Ashby Place, will offer climate controlled units and industrial warehouse/office space.

“The property is located in the fast re-developing area around the historic Pearl Brewery with significant multifamily development underway,” said Wayne Johnson, CIO of SSGT “We look forward to providing our services to this active community.”

About Strategic Storage Growth Trust, Inc. (SSGT)

SSGT is a public non-traded REIT that focuses on the acquisition, development, redevelopment and lease-up of self-storage properties. The SSGT portfolio currently consists of 13 self storage facilities located in six states comprising approximately 8,460 self-storage units and approximately 979,900 net rentable square feet of storage space.

About SmartStop Asset Management, LLC

SmartStop Asset Management, LLC is a diversified real estate company with a managed portfolio that currently includes approximately 33,000 self storage units and approximately 3.7 million rentable square feet. The company is the asset manager for 53 self storage facilities located throughout the United States and Canada. SmartStop Asset Management is the sponsor of SSGT and Strategic Storage Trust II, Inc. (SST II), a public non-traded REIT that focuses on stabilized self storage properties. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s public filings with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.